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                                    EXHIBIT 5.1


                                  August 31, 1999

Printrak International Inc.
1250 North Tustin Avenue
Anaheim, California  92807

          RE:  REGISTRATION STATEMENT ON FORM S-8 (1996 STOCK INCENTIVE PLAN)

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Printrak International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares of the Company's common stock, $.0001 par value ("Common Stock"), issuable under the Company's 1996 Stock Incentive Plan (the "1996 Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that:

     1. stock options, when issued in accordance with the 1996 Plan, will be legally issued and binding obligations of the Company; and

     2. 500,000 shares of Common Stock, when issued under the 1996 Plan and against full payment therefor in accordance with the respective terms and conditions of the 1996 Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,

                              STRADLING YOCCA CARLSON & RAUTH

                              /S/ STRADLING YOCCA CARLSON & RAUTH